Exhibit 5

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of April 9, 2025, by and among:

(1)	Hoche Partners Pharma Holding S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with its registered office at 58, rue Charles Martel, L-2134 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B206416 (the “Assignor”);

(2)	Flying Fish Ventures L.P., a Canadian limited partnership with its registered office at Isidora Goyenechea 3642, piso 7, Las Condes, Santiago, Chile, (the “Assignee”); and

(3)	Procaps Group, S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (the “Company”), solely for the limited purpose of acknowledging the existence of this Agreement and certain of its terms pursuant to Section 7 hereof.

RECITALS

WHEREAS, Assignor is a subscriber under that certain Secured Convertible Note Subscription Agreement dated as of November 29, 2024, as amended by that certain Amendment No. 1 to the Secured Convertible Note Subscription Agreement dated April 3, 2025 (collectively, the “Note Subscription Agreement”), entered into with the Company;

WHEREAS, Assignor is also the holder of (i) that certain Secured Convertible Note issued by the Company to Assignor pursuant to the terms of the Note Subscription Agreement on November 29, 2024, in the principal amount of $20,000,000 (the “Initial Note”), and (ii) that certain Secured Convertible Note issued by the Company to Assignor pursuant to the terms of the Note Subscription Agreement on December 27, 2024, in the principal amount of $20,000,000 (the “Subsequent Note”, and together with the Initial Note, the “Notes”);

WHEREAS, Assignor wishes to assign to Assignee (i) its rights, title, and interest in and to an aggregate outstanding principal amount of the Initial Note of $268,770.79, the interest accrued thereunder from the date of issuance, and the corresponding portion of the Note Subscription Agreement, and (ii) its rights, title, and interest in and to an aggregate outstanding principal amount of the Subsequent Note of $268,770.79, the interest accrued thereunder from the date of issuance, and the corresponding portion of the Note Subscription Agreement (collectively, the “Assigned Interest”); and

WHEREAS, Assignee wishes to accept the assignment of the Assigned Interest and assume Assignor’s corresponding rights with respect thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby sells, transfers, assigns, and conveys to Assignee all of Assignor’s rights, title, and interest in and to the Assigned Interest under the Note Subscription Agreement and the Notes, together with any rights to payments, interest, and other entitlements relating thereto.

2. Assumption. Assignee hereby accepts such assignment and assumes all rights, title, interest of Assignor under the Note Subscription Agreement and the Notes, but solely to the extent of the Assigned Interest. Assignee agrees to be bound by the terms of the Note Subscription Agreement and the Notes as if it were an original party thereto.

3. Consideration for Assignment. In consideration for the assignment of the Assigned Interest, Assignee shall pay to Assignor on the date hereof the amount of $537,541.58 in cash by wire transfer to the bank account designated by Assignor in accordance with wire instructions to be provided separately by Assignor.

4. Representations and Warranties. Assignor represents and warrants to Assignee that:

a) Assignor is the legal and beneficial owner of the Assigned Interest, free and clear of any liens, claims, or encumbrances;

b) The Note Subscription Agreement and Notes are in full force and effect, and there are no further agreements that amend or supersede them (except as set forth herein);

c) The Assignor and the Company are in compliance of their obligations under the Note Subscription Agreement and Notes, and no party is in breach of the same; and

d) Assignor has the full right and authority to transfer the Assigned Interest.

5. Further Assurances. Each party agrees to execute and deliver any additional documents and take any further actions reasonably necessary to effectuate the purposes of this Agreement.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

7. Acknowledgement. The parties acknowledge and agree that the Company is a party to this Agreement exclusively for the limited purpose of acknowledging its existence and terms. The Company does not assume any obligations, liabilities, or responsibilities under this Agreement, nor shall the Company have any rights or entitlements other than its acknowledgment of the Agreement as set forth herein.

8. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures delivered electronically shall be deemed original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ASSIGNOR:

HOCHE PARTNERS PHARMA HOLDING S.A.

By:	/s/ Diogo Magalhaes	/s/ Lambertus Brand
Name:	Diogo Magalhaes	Lambertus Brand
Title:	Director	Director

ASSIGNEE:

FLYING FISH VENTURES L.P.

By:	/s/ Cristian Arnolds
Name:	Cristian Arnolds
Title:	Attorney-in-Fact

[Signature Page to Assignment and Assumption Agreement]

ACKNOWLEDGE BY:

PROCAPS GROUP, S.A.

Solely for the purpose of acknowledgment and as expressly set forth in the Agreement.

By:	/s/ Melissa Angelini
Name:	Melissa Angelini
Title:	Co-Chief Executive Officer

By:	/s/ Camilo Camacho
Name:	Camilo Camacho
Title:	Co-Chief Executive Officer

Signature Page to Assignment and Assumption Agreement

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